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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-109658

PROSPECTUS  SUPPLEMENT
(To prospectus dated October 24, 2003)

4,000,000 Shares

Hospitality Properties Trust

Common Shares of Beneficial Interest

        HRPT Properties Trust, or HRPT, the selling shareholder, is selling 4,000,000 of our common shares of beneficial interest. We will not receive any proceeds from the sale of our shares by the selling shareholder.

        Our common shares are listed on the New York Stock Exchange under the symbol "HPT". The last reported sale price of our common shares on March 21, 2006, was $45.24 per share.

        Investing in our common shares involves risks that are described in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2005.

        The underwriters have agreed to purchase the shares offered hereby from HRPT at a purchase price of $43.88 per share, which will result in net proceeds to HRPT, before expenses, of $175,520,000. The underwriting discount is $.87 per share, or $3,480,000 in the aggregate. The underwriters are offering the shares at an initial public offering price of $44.75 per share. After the initial public offering, the underwriters may change the public offering price and other selling terms.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters are offering our common shares as described in "Underwriting". The common shares will be ready for delivery on or about March 27, 2006.

Merrill Lynch & Co.	RBC Capital Markets

The date of this prospectus supplement is March 21, 2006.

Prospectus Supplement

        In this prospectus supplement, the terms "HPT", "we", "us", and "our" include Hospitality Properties Trust and its consolidated subsidiaries unless otherwise expressly stated or the context otherwise requires. References in this prospectus supplement to "shares" mean our common shares of beneficial interest.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We and the selling shareholder have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholder is not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission, or the SEC, and incorporated by reference, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

THE COMPANY

        We are a real estate investment trust, or REIT, formed in 1995 under the laws of the State of Maryland that owns hotels. As of March 10, 2006, we owned 307 hotels with 44,759 rooms or suites located in 38 states in the United States, Canada and Puerto Rico. All of our hotels are either leased to our taxable REIT subsidiary and managed by an independent hotel operating company or leased to a third party; we do not operate our hotels.

        Our principal place of business is 400 Centre Street, Newton, Massachusetts 02458, and our telephone number is (617) 964-8389.

USE OF PROCEEDS

        Because the offered shares are being sold by HRPT, as selling shareholder, and not us, we will not receive any proceeds from the sale of the shares.

SELLING SHAREHOLDER

        Until the initial public offering of our common shares in 1995, we were a 100% owned subsidiary of HRPT. Immediately after our 1995 initial public offering, HRPT owned 4,000,000 of our common shares.

        HRPT, the selling shareholder, is selling the 4,000,000 of our common shares which it owns. We will not receive any proceeds from the sale of our shares by HRPT. The selling shareholder will receive all proceeds from its offering of our shares and will pay all expenses incurred in this offering.

        The following table sets forth information with respect to the selling shareholder's beneficial ownership of our common shares as of March 21, 2006, and after giving effect to this offering.

	Shares Beneficially Owned Prior to the Offering(1)		Shares Beneficially Owned After the Offering(1)
	Number	Percentage	Number	Percentage
HRPT Properties Trust	4,000,000	5.6%	0	0%

(1)
The ownership percentages in this table are based upon 71,920,578 common shares outstanding on March 21, 2006.

        Our board of trustees has fixed the close of business on March 24, 2006 as the record date for determination of the shareholders entitled to notice of, and to vote at, our Annual Meeting of Shareholders scheduled for May 23, 2006 and at any adjournments or postponements thereof. Since we expect that the common shares offered hereby will be delivered on March 27, 2006, purchasers of shares in this offering will not be entitled to notice of, and to vote at, our upcoming Annual Meeting of Shareholders.

FEDERAL INCOME TAX AND ERISA CONSIDERATIONS

        The following supplements and updates the summary of federal income tax considerations and Employee Retirement Income Security Act of 1974, as amended, or ERISA, considerations relating to the acquisition, ownership and disposition of our shares in our Annual Report on Form 10-K for the year ended December 31, 2005. Sullivan & Worcester LLP, Boston, Massachusetts, has rendered a legal opinion that the discussions in this section and the sections of our Annual Report on Form 10-K captioned "Federal Income Tax Considerations" and "ERISA Plans, Keogh Plans and Individual Retirement Accounts" are accurate in all material respects and, taken together, fairly summarize the federal income tax and ERISA issues discussed in those sections, and the opinions of counsel referred to in those sections represent Sullivan & Worcester LLP's opinions on those subjects. Specifically, subject to qualifications and assumptions contained in its opinion and in our Annual Report on Form 10-K, Sullivan & Worcester LLP has given opinions to the effect (1) that we have been organized and have qualified as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, for our 1995 through 2005 taxable years, and that our current investments and plan of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and (2) that under the "plan assets" regulations promulgated by the Department of Labor under ERISA, our shares are publicly offered securities and our assets will not be deemed to be "plan assets" under ERISA.

        Subject to the detailed discussion contained in our Annual Report on Form 10-K, we believe that we have qualified, and we intend to remain qualified, as a REIT under the Internal Revenue Code. As a REIT, we generally will not be subject to federal income tax on our net income distributed as dividends to our shareholders. Distributions to you generally will be includable in your income as dividends to the extent these distributions do not exceed allocable current or accumulated earnings and profits; distributions in excess of allocable current or accumulated earnings and profits generally will be treated for tax purposes as a return of capital to the extent of your basis in our shares, and will reduce your basis. Subject to the detailed discussion contained in our Annual Report on Form 10-K, we intend to conduct our affairs so that our assets will not be deemed to be "plan assets" of any individual retirement account, employee benefit plan subject to Title 1 of ERISA, or other qualified retirement plan subject to Section 4975 of the Internal Revenue Code which acquires our shares.

        We advise you to consult a tax professional advisor regarding the specific federal, state, local, foreign and other tax and ERISA consequences to you of the acquisition, ownership and disposition of our shares.

UNDERWRITING

        HRPT intends to offer the shares through Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets Corporation, the underwriters. Subject to the terms and conditions described in an underwriting agreement among us, HRPT and the underwriters, HRPT has agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from HRPT, the number of shares listed opposite their names below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,000,000
RBC Capital Markets Corporation	2,000,000

Total	4,000,000

        We and HRPT have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The underwriters advised us and HRPT that they propose initially to offer the shares to the public at the initial public offering price listed on the cover page of this prospectus supplement. After the initial public offering, the public offering price and other selling terms may be changed.

        The following table shows the public offering price, underwriting discount and proceeds to HRPT.

	Per Share	Total
Public offering price	$44.75	$179,000,000
Underwriting discount	$.87	$3,480,000
Proceeds, before expenses, to the selling shareholder	$43.88	$175,520,000

        The expenses of the offering, not including the underwriting discount, are estimated to be approximately $200,000 and are payable by HRPT.

No Sales of Similar Securities

        We have agreed with the underwriters and our managing trustees and executive officers have agreed with the underwriters not to, subject to limited exceptions, directly or indirectly, sell, offer, pledge, hedge, grant an option to purchase or otherwise dispose of any of our shares or any securities substantially similar to, convertible into or exchangeable or exercisable for shares or enter into any derivative transaction with similar effect as a sale of shares, for a period of 30 days after the date of this prospectus supplement without the prior written consent of the underwriters.

        The underwriters, in their discretion, may release us and our managing trustees and executive officers from this lock-up agreement at any time with or without notice. When determining whether or not to release us or our managing trustees and executive officers the underwriters will consider, among other factors, the reasons for requesting the release, the number of shares for which the release is requested, and market conditions at the time.

New York Stock Exchange Listing

        The shares are listed on the New York Stock Exchange under the symbol "HPT".

Price Stabilization and Short Positions

        Until the distribution of the shares is completed, SEC rules may limit the underwriters from bidding for and purchasing our shares. However, the underwriters may engage in transactions that stabilize the price of the shares, such as bids or purchases to peg, fix or maintain that price.

        If the underwriters create a short position in the shares in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus supplement, the underwriters may reduce that short position by purchasing shares in the open market. Purchases of the shares to stabilize their price or to reduce a short position may cause the price of the shares to be higher than it might be in the absence of such purchases.

        Neither we, HRPT nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares. In addition, neither we, HRPT nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

        The underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us, HRPT and our and its affiliates. The underwriters and their respective affiliates have received, and in the future will receive, customary fees, commissions and expense reimbursement for these transactions.

LEGAL MATTERS

        Venable LLP, Baltimore, Maryland, our Maryland counsel, has issued an opinion about the legality of the common shares. Sullivan & Worcester LLP, Boston, Massachusetts, our lawyers, and Sidley Austin LLP, New York, New York, counsel to the underwriters in connection with this offering, will each also issue an opinion to the underwriters as to certain matters. Sullivan & Worcester LLP and Sidley Austin LLP will rely, as to certain matters of Maryland law, upon an opinion of Venable LLP. Sullivan & Worcester LLP and Venable LLP represent HRPT and certain of its affiliates on various matters. Sullivan & Worcester LLP also represents Reit Management & Research LLC, our manager, and certain of its affiliates on various matters.

EXPERTS

        The consolidated financial statements of Hospitality Properties Trust appearing in Hospitality Properties Trust's Annual Report on Form 10-K for the year ended December 31, 2005 (including the schedule appearing therein), and Hospitality Properties Trust's management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended (Exchange Act):

  •
  Annual Report on Form 10-K for the year ended December 31, 2005; and

  •
  Our Current Reports on Form 8-K dated January 6, 2006, January 20, 2006 and March 21, 2006.

        We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement but before we conclude this offering:

  •
  Reports filed under Sections 13(a) and (c) of the Exchange Act;

  •
  Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

  •
  Any reports filed under Section 15(d) of the Exchange Act.

        You may request a copy of any of the filings (excluding exhibits other than those which we specifically incorporate by reference in this prospectus supplement or the accompanying prospectus), at no cost, by writing or telephoning us at the following address:

Investor Relations
Hospitality Properties Trust
400 Centre Street
Newton, Massachusetts 02458
(617) 964-8389

WHERE YOU CAN FIND MORE INFORMATION

        You may read and copy any material that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access our SEC filings over the internet at the SEC's site at http://www.sec.gov.

STATEMENTS CONCERNING LIMITED LIABILITY

        The Declaration of Trust of HPT, amended and restated on August 21, 1995, a copy of which, together with all amendments and supplements thereto, is duly filed in the office of the State Department of Assessments and Taxation of Maryland, provides that the name "Hospitality Properties Trust" refers to the trustees under the Declaration of Trust, as so amended and supplemented, collectively as trustees, but not individually or personally, and that no trustee, officer, shareholder, employee or agent of HPT shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, HPT. All persons dealing with HPT, in any way, shall look only to the assets of HPT for the payment of any sum or the performance of any obligation.

        The Amended and Restated Declaration of Trust establishing HRPT, dated July 1, 1994, a copy of which, together with all amendments and supplements thereto, is duly filed in the office of the State Department of Assessments and Taxation of Maryland, provides that the name "HRPT Properties Trust" refers to the trustees under the Declaration of Trust as trustees, but not individually or personally, and that no trustee, officer, shareholder, employee or agent of HRPT shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, HRPT. All persons dealing with HRPT, in any way, shall look only to the assets of HRPT for the payment of any sum or the performance of any obligation.

FORWARD LOOKING STATEMENTS

        STATEMENTS CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, INCLUDING THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE, THAT ARE NOT HISTORICAL FACTS ARE FORWARD LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE EXCHANGE ACT. THESE FORWARD LOOKING STATEMENTS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT INCLUDE STATEMENTS REGARDING OUR INTENT, BELIEF OR EXPECTATION, OR THE INTENT, BELIEF OR EXPECTATION OF OUR TRUSTEES AND OFFICERS WITH RESPECT TO OUR OPERATORS' OR TENANTS' ABILITY TO PAY RETURNS OR RENT TO US, OUR ABILITY TO PURCHASE ADDITIONAL PROPERTIES, OUR INTENT TO IMPROVE AND MODERNIZE OUR PROPERTIES, OUR ABILITY TO PAY INTEREST AND DEBT PRINCIPAL AND MAKE DISTRIBUTIONS, OUR POLICIES AND PLANS REGARDING INVESTMENTS AND FINANCINGS, OUR TAX STATUS AS A REAL ESTATE INVESTMENT TRUST, OUR ABILITY TO APPROPRIATELY BALANCE THE USE OF DEBT AND EQUITY AND TO RAISE CAPITAL AND OTHER MATTERS. HOWEVER, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. SUCH FACTORS INCLUDE, WITHOUT LIMITATION, THE IMPACT OF CHANGES IN THE ECONOMY AND THE CAPITAL MARKETS (INCLUDING PREVAILING INTEREST RATES) ON US AND OUR OPERATORS AND TENANTS, COMPLIANCE WITH AND CHANGES TO LAWS AND REGULATIONS AFFECTING THE REAL ESTATE AND HOTEL INDUSTRIES, CHANGES IN FINANCING TERMS AND COMPETITION WITHIN THE REAL ESTATE AND HOTEL INDUSTRIES. FOR EXAMPLE: IF HOTEL ROOM DEMAND BECOMES DEPRESSED, THE OPERATING RESULTS OF OUR HOTELS MAY DECLINE; THE FINANCIAL RESULTS OF OUR OPERATORS AND TENANTS MAY DECLINE; AND OUR OPERATORS AND TENANTS MAY BE UNABLE TO PAY OUR RETURNS OR RENTS. ALSO, WE MAY BE UNABLE TO IDENTIFY PROPERTIES WHICH WE WANT TO BUY OR TO NEGOTIATE ACCEPTABLE PURCHASE PRICES OR MANAGEMENT AGREEMENT OR LEASE TERMS FOR NEW PROPERTIES. THESE UNEXPECTED RESULTS COULD OCCUR DUE TO MANY DIFFERENT REASONS, SOME OF WHICH, SUCH AS NATURAL DISASTERS OR CHANGES IN OUR OPERATORS' OR TENANTS' COSTS OR REVENUES OR CHANGES IN CAPITAL MARKETS OR

THE ECONOMY GENERALLY, ARE BEYOND OUR CONTROL. OTHER RISKS MAY ADVERSELY IMPACT US, AS DESCRIBED MORE FULLY UNDER "ITEM 1A. RISK FACTORS" IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005. FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS. EXCEPT AS REQUIRED BY LAW, WE UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

PROSPECTUS

        4,000,000 Shares

Hospitality Properties Trust

Common Shares of Beneficial Interest

        This prospectus relates to 4,000,000 of our common shares of beneficial interest, par value $.01 per share, owned by HRPT Properties Trust, or HRPT. These shares were retained by HRPT at the time of the initial public offering of our common shares in 1995.

        Although HRPT has informed us that it has formed no definitive intent to sell our shares that it owns, depending upon HRPT's continuing review of its investments and various other facts, HRPT may, subject to any applicable securities laws, sell all or any part of the offered shares. See "Selling Shareholder." We will not receive any proceeds from the sale of the offered shares by HRPT. HRPT expects that it may dispose of the shares offered hereby from time to time in one or more of the following transactions:

  •
  to underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time);

  •
  through brokers or dealers, acting as principal or agent, in transactions (which may involve crosses and block transactions) in the over-the-counter market, in special offerings, in transactions in which brokers or dealers solicit purchasers, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;

  •
  through banks, brokers or dealers as collateral for obligations of the selling shareholder;

  •
  through banks, brokers or others, or directly as the securities used to settle rights of conversion, exchange or similar rights conveyed by HRPT to its security holders or other contract counterparties;

  •
  directly or through brokers, dealers or agents in private sales at negotiated prices;

  •
  through a combination of any such methods of sale; or

  •
  by any other legally available means. See "Plan of Distribution."

        The selling shareholder and any broker-dealers, agents or underwriters which participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or purchase discounts received by them may be deemed to be commissions or discounts under the Securities Act. If required, the names of any underwriters, brokers, dealers or agents involved in the sale of the shares and the applicable commission or discount, if any, will be set forth in an accompanying supplement to this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

        Our common shares are listed on the New York Stock Exchange under the symbol "HPT." On October 8, 2003, the last sale price for our common shares on the NYSE was $36.08.

        Our principal executive offices are located at 400 Centre Street, Newton, Massachusetts 02458, and our telephone number is (617) 964-8389.

The date of this prospectus is October 24, 2003.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission. This prospectus does not contain all of the information that you will find in the registration statement. Statements in this prospectus about the contents of any contract or other document are not necessarily complete. In addition to reading this prospectus, you should read the copies of the contracts and other documents that we have filed as exhibits to the registration statement. The statements we make in this prospectus are qualified in all respects by the information contained in the exhibits to the registration statement. The section called "Where You Can Find More Information" below contains information about how you can obtain copies of the registration statement and additional information about us.

        You should rely only on the information incorporated by reference or provided in this document. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. HRPT Properties Trust will not make an offer of these securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus, as well as the information we have previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

        References in this prospectus to "we," "us," "our" or "HPT" include Hospitality Properties Trust and its consolidated subsidiaries.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS

        WE HAVE MADE STATEMENTS IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND FEDERAL SECURITIES LAWS. THESE STATEMENTS REGARD OUR INTENT, BELIEF OR EXPECTATIONS, OR THE INTENT, BELIEF OR EXPECTATIONS OF OUR TRUSTEES OR OUR OFFICERS, WITH RESPECT TO VARIOUS MATTERS MORE COMPLETELY DESCRIBED IN THE DOCUMENTS INCORPORATED BY REFERENCE AND TO BE MORE COMPLETELY DESCRIBED IN A SUPPLEMENT TO THIS PROSPECTUS. WHENEVER WE USE WORDS SUCH AS "BELIEVE", "EXPECT", "ANTICIPATE", "INTEND", "PLAN", "ESTIMATE" OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING

STATEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED OR IMPLIED BY THE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS MATTERS MORE COMPLETELY DESCRIBED IN THE DOCUMENTS INCORPORATED BY REFERENCE AND TO BE MORE COMPLETELY DESCRIBED IN A SUPPLEMENT TO THIS PROSPECTUS. FORWARD LOOKING STATEMENTS ARE ONLY EXPRESSIONS OF OUR PRESENT EXPECTATIONS AND INTENTIONS. FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

HOSPITALITY PROPERTIES TRUST

        We are a real estate investment trust, or REIT, formed in 1995 under the laws of the State of Maryland to buy and own hotels which are leased to or operated by unaffiliated hotel companies. As of August 11, 2003, we owned 274 hotels with 37,132 rooms or suites located in 38 states in the U.S.

SELLING SHAREHOLDER

        Until the initial public offering of our common shares in 1995, we were a 100% owned subsidiary of HRPT. Immediately after our 1995 initial public offering, HRPT owned 4,000,000 of our common shares.

        Although HRPT has informed us that it has formed no definitive intent to sell any portion of our shares that it owns, from time to time, depending upon HRPT's continuing review of its investments and various other facts, HRPT may, subject to any applicable securities laws, sell all or any part of the common shares offered by this prospectus. We cannot give an estimate as to the number or percentage of our common shares HRPT will own upon termination of this offering. More information about the possible distribution of the offered shares is given in "Plan of Distribution" below.

        The common shares offered by this prospectus, will be sold, if at all, by HRPT, the selling shareholder. We believe HRPT has sole voting and investment power with respect to all of the shares beneficially owned by it. These shares are being registered pursuant to the terms of a registration agreement between us and HRPT. Under the registration agreement, we have agreed to, among other things, file a registration statement with respect to the offered shares and use reasonable efforts to effect the registration of the offered shares. HRPT has agreed to pay all expenses incurred by us relating to the registration and sale of the offered securities. We have agreed to indemnify HRPT against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Alternatively, we may contribute to payments that HRPT may be required to make as a result of these liabilities.

        The following table sets forth information known with respect to HRPT for whom we are registering the shares. Prior to the offering of the shares described in this prospectus, HRPT owned the following common shares:

Common Shares Owned Prior to Offering	Maximum Number of Common Shares Being Offered	Percentage of Outstanding Common Shares Prior to Offering
4,000,000	4,000,000	6.4%(1)

(1)
Applicable percentage ownership in the table is based upon 62,587,078 common shares outstanding on October 8, 2003.

Relationship between us, our Affiliates and the Selling Shareholder

        We were formerly a 100% owned subsidiary of HRPT. In March 1995, HRPT purchased 40,000 shares from us for $1 million and, upon completion of the public offering of our shares, purchased an additional 3,960,000 of our shares directly from us by canceling a $99 million loan it had made to us. The 4,000,000 shares of ours owned by HRPT represents 6.4% of our outstanding common shares at October 8, 2003.

        Reit Management & Research LLC, or RMR, provides investment, management and administrative services to us and HRPT. RMR is owned by Gerard M. Martin and Barry M. Portnoy, who are each managing trustees of ours and HRPT.

        Senior Housing Properties Trust, or SNH, was formerly a wholly owned subsidiary of HRPT. In October 1999, HRPT distributed a majority of its ownership in SNH to its then existing shareholders. HRPT owns 12,809,238 of SNH's common shares, which represents 21.9% of SNH's total issued and outstanding shares as of October 8, 2003.

        RMR and SNH may be perceived to be affiliates of ours.

USE OF PROCEEDS

        We will receive no proceeds from the sale of the shares offered by HRPT. HRPT will receive all proceeds from any such sale.

DESCRIPTION OF COMMON SHARES

        Our declaration of trust authorizes us to issue up to an aggregate of 200,000,000 shares of beneficial interest, including 100,000,000 common shares and 100,000,000 preferred shares, without par value, and authorizes our board of trustees to determine, at any time and from time to time the number of authorized shares of beneficial interest, as described below. As of October 8, 2003, we had 62,587,078 common shares issued and outstanding, 3,000,000 shares of 9 1/2% Series A Cumulative Redeemable Preferred Shares issued and outstanding and 3,450,000 shares of 8.875% Series B Cumulative Redeemable Preferred Shares issued and outstanding as described below under "Description of Preferred Shares." In connection with the adoption of our shareholders' rights plan, our board of trustees established an authorized but unissued class of 1,000,000 preferred shares, par value $.01 per share, described more fully below under "—Junior Participating Preferred Shares." As of the date of this prospectus no other class or series of preferred shares had been established.

        As permitted by the Maryland laws relating to REITs, our declaration of trust contains a provision permitting our board of trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the total number of shares of beneficial interest, to issue new and different classes of shares in any amount or to reclassify any unissued shares into other classes or series of classes that we choose. We believe that giving these powers to our board of trustees will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other business needs which might arise. Although our board of trustees has no intention at the present time of doing so, it could authorize us to issue a new class or series that could, depending upon the terms of the class or series, delay or prevent a change in control.

        The following is a summary description of the material terms of our common shares of beneficial interest. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information."

        Except as otherwise described in any applicable prospectus supplement, all of our shares are entitled to the following, subject to the preferential rights of any other class or series of shares which may be issued and to the provisions of our declaration of trust regarding the restriction of the ownership of shares of beneficial interest:

  •
  to receive distributions on our shares if, as and when authorized and declared by our board of trustees out of assets legally available for distribution; and

  •
  to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

        Subject to the provisions of our declaration of trust regarding the restriction on the transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. However, holders of common shares will not have cumulative voting rights in the election of trustees.

        Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights.

        Shareholders will have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our declaration of trust regarding the restriction on ownership of shares of beneficial interest, common shares will have equal distribution, liquidation and other rights.

        The common shares offered by this prospectus will be fully paid and nonassessable.

        We may, at the sole discretion of our trustees, issue the authorized but unissued shares from time to time for any proper trust purpose, which could include raising capital, providing compensation or benefits to employees and others, paying distributions in shares or acquiring companies, businesses or properties. The issuance of additional common shares could have the effect of diluting the earnings per share and book value per share of currently outstanding common shares.

Preferred Shares

        Our declaration of trust authorizes the trustees, without shareholder approval, from time to time to divide the preferred shares into classes or series and to set, or change, if the class or series has been previously established, the par value, if any, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of the preferred shares as are not prohibited by our declaration of trust or applicable law. In connection with the adoption of our shareholders rights plan, the trustees established an authorized but unissued class of 1,000,000 preferred shares, par value $.01 per share, called the "junior participating preferred shares." In April 1999, we issued 3,000,000 shares of 9 1/2% Series A Cumulative Redeemable Preferred Shares, without par value. In December 2002, we issued 3,450,000 shares of 8.875% Series B Cumulative Redeemable Preferred Shares, without par value. The following are summaries of some of the terms and conditions of the Series A and Series B preferred shares and the junior participating preferred shares and are not necessarily complete. You should read the applicable provisions of our declaration of trust, including the applicable articles supplementary, and our bylaws for a more complete description of our Series A and Series B preferred shares and our junior participating preferred shares.

Series A and Series B Preferred Shares

        Holders of Series A preferred shares are entitled to receive cumulative cash dividends at a rate of 9 1/2% per annum of the $25 per share liquidation preference (equivalent to $2.375 per annum per share), while holders of Series B preferred shares are entitled to receive cumulative cash dividends at a rate of 8.875% per annum of the $25 per share liquidation preference (equivalent to $2.21875 per annum per share). Distributions on the Series A preferred shares are payable quarterly in arrears on the last day of each March, June, September and December, and distributions on the Series B preferred shares are payable quarterly in arrears on the 15th day of each January, April, July, and October, in each case, if not a business day, then on the next business day. The Series A and Series B preferred shares rank on a parity with each other and rank senior to our common shares with respect to the payment of dividends.

        Neither the Series A nor Series B preferred shares have any maturity date, and we are not required to redeem the Series A or Series B preferred shares. We may not redeem the Series A preferred shares prior to April 12, 2004, and we may not redeem the Series B preferred shares prior to December 10, 2007, except in each case in limited circumstances relating to our continuing qualification as a REIT. On and after April 12, 2004, we may, at our option, redeem the Series A preferred shares, and on or after December 10, 2007, we may, at our option, redeem the Series B preferred shares, in each case in whole or from time to time in part, by payment of $25 per share, plus accrued and unpaid distributions through and including the date of redemption.

        If we are liquidated, dissolved or wound up, holders of the Series A and Series B preferred shares will have the right to receive $25 per share, plus accrued and unpaid distributions through the date of payment, before any payments are made to the holders of our common shares and any other shares of beneficial interest ranking junior to the Series A and Series B preferred shares as to liquidation rights. The rights of the holders of the Series A and Series B preferred shares to receive their liquidation preference will be subject to the proportionate rights of each other series or class of our shares ranked on a parity with the Series A and Series B preferred shares.

        The holders of Series A and Series B preferred shares generally have no voting rights. However, if we do not pay distributions on our preferred shares for six or more quarterly periods (whether or not consecutive), the holders of the Series A and Series B preferred shares, voting together with the holders of any other series of our preferred shares which has similar voting rights, will be entitled to vote for the election of two additional trustees to serve on our board of trustees until we pay all distributions which we owe on our preferred shares. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A preferred shares is required for us to authorize, create or increase capital shares ranking senior to the Series A preferred shares or to amend our declaration of trust in a manner that materially and adversely affects the rights of the Series A preferred shares. Similarly, the affirmative vote of the holders of at least two-thirds of the Series B preferred shares is required for us to authorize, create or increase capital shares ranking senior to the Series B preferred shares or to amend our declaration of trust in a manner that materially and adversely affects the rights of the Series B preferred shares.

        Neither the Series A nor the Series B preferred shares are convertible into or exchangeable for any other securities or property.

Junior Participating Preferred Shares

        General.    In connection with the adoption of our shareholders rights plan, the board of trustees authorized a class of 1,000,000 junior participating preferred shares. The powers, preferences and rights and certain qualifications, limitations and restrictions of the junior participating preferred shares, when and if issued, are described below.

        Dividends.    The holder of each junior participating preferred share, when and if issued, is entitled to quarterly dividends in the greater amount of $5.00 or 100 times the quarterly per share dividend, whether cash or otherwise, declared upon the common shares. Dividends on the junior participating preferred shares are cumulative. Whenever dividends on the junior participating preferred shares are in arrears, we are prohibited from declaring or paying dividends, making other distributions on, or redeeming or repurchasing common shares or other shares ranking junior to the junior participating preferred shares. If we fail to pay dividends on the junior participating preferred shares for six quarters, the holders of the junior participating preferred shares will be entitled to elect two trustees.

        Voting.    The holder of each junior participating preferred share, when and if issued, is entitled to 100 votes on all matters submitted to a vote of the shareholders, voting together with holders of common shares as one class, unless the declaration of trust or bylaws otherwise provide.

        Liquidation Preference.    If we liquidate, dissolve or wind up, the holders of junior participating preferred shares are entitled to a liquidation preference of $100 per share plus the amount of any accrued and unpaid dividends and distributions on the junior participating preferred shares, prior to payment of any distribution in respect of the common shares or any other shares ranking junior to the junior participating preferred shares. Following payment of the liquidation preference, the holders of junior participating preferred shares are not entitled to further distributions until the holders of common shares receive an amount per share (the "Common Share Adjustment") equal to the junior participating preferred shares liquidation preference divided by 100, adjusted to reflect events such as share splits, share dividends and recapitalizations affecting the common shares (the "Adjustment Number"). Following the payment of the full amount of the junior participating preferred shares liquidation preference and the Common Share Adjustment, holders of junior participating preferred shares are entitled to participate proportionately on a per share basis with holders of common shares in the distribution of the remaining assets to be distributed in respect of shares in the ratio of the Adjustment Number to one. The powers, preferences and rights of the junior participating preferred shares are subject to the superior powers, preferences and rights of any senior series or class of preferred shares which the trustees authorize for issuance from time to time.

Transfer Agent and Registrar

        The transfer agent and registrar for our shares is Equiserve Trust Company, N.A., P.O. Box 43010, Providence, RI 02940-3010, telephone 800-426-5523.

        For other information with respect to our shares, including effects that provisions in our declaration of trust and bylaws may have in delaying or deterring a change in our control, see "Description of Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws" below.

DESCRIPTION OF CERTAIN PROVISIONS OF MARYLAND LAW AND
OF OUR DECLARATION OF TRUST AND BYLAWS

        We are organized as a Maryland real estate investment trust. The following is a summary of our declaration of trust and bylaws and several provisions of Maryland law. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our entire declaration of trust and bylaws, copies of which we have previously filed with the SEC, or refer to the provisions of Maryland law.

Trustees

        Our declaration of trust and bylaws provide that only our board of trustees will establish the number of trustees. The number of trustees constituting our entire board of trustees may be increased or decreased from time to time only by vote of the trustees, provided however that the tenure of office of a trustee will not be affected by any decrease in the number of trustees. Any vacancy on the board of trustees may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is elected and qualifies. Our bylaws require that a majority of our trustees be independent trustees except for temporary periods due to vacancies.

        Our declaration of trust divides our board of trustees into three classes. Shareholders elect our trustees of each class for three-year terms upon the expiration of their current terms. Shareholders elect only one class of trustees each year. We believe that classification of our board helps to assure the continuity of our business strategies and policies. There is no cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of our shares are able to elect all of the successors of the class of trustees whose terms expire at that meeting.

        The classified board provision could have the effect of making the replacement of our incumbent trustees more time consuming and difficult. At least two annual meetings of shareholders are generally required to effect a change in a majority of our board of trustees.

        Our declaration of trust provides that a trustee may be removed with or without cause by the affirmative vote of the holders of at least two-thirds of our shares entitled to be cast in the election of trustees. This provision precludes shareholders from removing our incumbent trustees unless they can obtain a substantial affirmative vote of shares.

Advance Notice of Trustee Nominations and New Business

        Our bylaws provide that nominations of persons for election to our board of trustees and business to be transacted at shareholder meetings may be properly brought pursuant to our notice of the meeting, by our board of trustees, or by a shareholder who is:

  •
  a shareholder of record at the time of giving the advance notice and at the time of the meeting,

  •
  entitled to vote at the meeting, and

  •
  has complied with the advance notice and other applicable terms and provisions set forth in our bylaws.

        Under our bylaws, a shareholder's notice of nominations for trustee or proposal not intended to be included in our proxy statement for an annual meeting of shareholders must be delivered to our secretary at our principal office not later than the close of business on the 90th day and not earlier the 120th day prior to the first anniversary of the date of mailing of our notice for the preceding year's annual meeting. In the event that the date of mailing of our notice of the annual meeting is advanced or delayed by more than 30 days from the anniversary date of the mailing of our notice for the preceding year's annual meeting, a shareholder's notice must be delivered to us not earlier than the 120th day prior to the mailing of notice of such annual meeting and not later than the close of business on the later of:

  •
  the 90th day prior to the date of mailing of the notice for such annual meeting, or

  •
  the 10th day following the day on which we first make a public announcement of the date of mailing of our notice for such meeting.

The public announcement of a postponement of the mailing of the notice for such annual meeting or of an adjournment or postponement of an annual meeting to a later date or time will not commence a new time period for the giving of a shareholder's notice. If the number of trustees to be elected to our board of trustees is increased and no public announcement of such action is made at least one hundred thirty (130) days prior to the first anniversary of the date of mailing of notice for our preceding year's annual meeting, a shareholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to our secretary at our principal office not later than the close of business on the 10th day immediately following the day on which such public announcement is made.

        Under the rules and regulations of the Securities and Exchange Commission, to be eligible for inclusion in our proxy statement for our annual meeting, proposals of shareholders other than nominations must be received at our principal executive office no later than the 120th day prior to the first anniversary of the date of mailing of our notice for the preceding year's annual meeting, and must otherwise satisfy the conditions established by the Securities and Exchange Commission for inclusion.

        For special meetings of shareholders, our bylaws require a shareholder who is nominating a person for election to our board of trustees at a special meeting at which trustees are to be elected to give notice of such nomination to our secretary at our principal office not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of:

  •
  the 90th day prior to such special meeting or

  •
  the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the trustees to be elected at such meeting.

The public announcement of a postponement or adjournment of a special meeting to a later date or time will not commence a new time period for the giving of a shareholder's notice as described above.

        Any notice from a shareholder of nominations for trustee or business to be transacted at a shareholder meeting must be in writing and include the following:

  •
  as to each person whom the shareholder proposes to nominate for election or reelection as a trustee, (1) such person's name, age, business address and residence address, (2) the class, series and number of shares of beneficial interest of the Trust that are beneficially owned or owned of record by such person, (3) the date such shares were acquired and the investment intent of such acquisition, (4) the record of all purchases and sales of our securities by such person during the previous 12 month period including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved and (5) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, including such person's written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected;

  •
  as to any other business that the shareholder proposes to bring before the meeting, a description of such business, the reasons for proposing such business at the meeting and any material interest in such business of such shareholder and any Shareholder Associated Person (as defined in the bylaws), including any anticipated benefit therefrom;

  •
  as to the shareholder giving the notice and any Shareholder Associated Person, the class, series and number of shares of the Trust which are owned of record by such shareholder and by such Shareholder Associated Person, if any, and the class, series and number of, and the nominee holder for, shares owned beneficially but not of record by such shareholder and by any such Shareholder Associated Person;

  •
  as to the shareholder giving the notice and any Shareholder Associated Person, the name and address of such shareholder, as they appear on our share ledger and current name and address, if different of such Shareholders Associated Person;

  •
  as to the shareholder giving the notice and any Shareholder Associated Person, the record of all purchases and sales of our securities by such shareholder or Shareholder Associated Person during the previous 12 month period including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved; and

  •
  to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the nominee for election or reelection as a trustee or the proposal of other business on the date of such shareholder's notice.

Upon written request by the trustees, any shareholder proposing a nominee for election as a trustee must provide written verification of the accuracy of the information contained in the shareholder's notice submitted in accordance with the bylaws. If such written verification is not received within three days of the request, the shareholder's proposal will be treated as not having been received in accordance with the procedures outlined in the bylaws.

        Shareholder nominations which meet the requirements of our bylaws will not be included in our proxy for our annual meeting unless those nominations are also supported by our board of trustees, but they may be considered at the annual meeting whether or not they are supported by our board of trustees.

Meetings of Shareholders

        Under our bylaws, our annual meeting of shareholders will take place within six months after the end of each fiscal year, unless a different date is set by the board of trustees. Special meetings of shareholders may be called only by our board of trustees.

Liability and Indemnification of Trustees and Officers

        To the maximum extent permitted by Maryland law, our declaration of trust includes provisions limiting the liability of our present and former trustees, officers and shareholders for damages and obligating us to indemnify them against any claim or liability to which they may become subject by reason of their status or actions as our present or former trustees, officers or shareholders. Our declaration of trust also obligates us to pay or reimburse the people described above for reasonable expenses in advance of final disposition of a proceeding.

        The Maryland REIT Law permits a real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland corporation statute for directors and officers of Maryland corporations. The Maryland corporation statute permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with any proceeding to which they may be made a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Additionally, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The Maryland corporation statute permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

  •
  a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

        The SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act of 1933, as amended, is against public policy and is therefore unenforceable.

Shareholder Liability

        Under the Maryland REIT Law, a shareholder is not personally liable for the obligations of a real estate investment trust solely as a result of his status as a shareholder. Our declaration of trust provides that no shareholder will be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder. Despite these facts, our legal counsel has advised us that in some jurisdictions the possibility exists that shareholders of a trust entity such as ours may be held liable for acts or obligations of the trust. While we intend to conduct our business in a manner designed to minimize potential shareholder liability, we can give no assurance that you can avoid liability in all instances in all jurisdictions. Our trustees have not provided in the past and do not intend to provide insurance covering these risks to our shareholders.

Transactions with Affiliates

        Our declaration of trust allows us to enter into contracts and transactions of any kind with any person, including any of our trustees, officers, employees or agents or any person affiliated with them so long as the affiliate's interest in the transaction is disclosed to the trustees or shareholders the transaction is ratified by a majority vote of either the trustees who are not interested in the transaction or the shareholders.

Voting by Shareholders

        Whenever shareholders are required or permitted to take any action by a vote, the action may only be taken by a vote at a shareholders meeting. Under our declaration of trust and bylaws shareholders do not have the right to take any action by written consents instead of a vote at a shareholders meeting.

Restrictions on Transfer of Shares

        Our declaration of trust restricts the amount of shares that individual shareholders may own. These restrictions are intended to assist with REIT compliance under the Internal Revenue Code of 1986, as amended, and otherwise to promote our orderly governance. These restrictions do not apply to HRPT Properties Trust, RMR or their affiliates. All certificates evidencing our shares will bear a legend referring to these restrictions.

        Our declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended, more than 9.8% of the number, value or voting power of our outstanding shares. Our declaration of trust also prohibits any person from beneficially or constructively owning shares if that ownership would result in us being closely held under Section 856(h) of the Internal Revenue Code of 1986, as amended, or would otherwise cause us to fail to qualify as a REIT.

        Our board of trustees, in its discretion, may exempt a proposed transferee from the share ownership limitation.

        If a person attempts a transfer of our shares in violation of the ownership limitations described above, then that number of shares which would cause the violation will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us. The prohibited owner will not acquire any rights in these excess shares, will not benefit economically from ownership of any excess shares, will have no rights to distributions made with respect to any excess shares and will not possess any rights to vote the excess shares. This automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violating transfer.

        At our direction, the excess share trustee will sell the shares held in the excess share trust to a person designated by the excess share trustee whose ownership of the shares will not violate the ownership limitations set forth in our declaration of trust. Upon this sale, the interest of the charitable beneficiary in the shares sold will terminate and the excess share trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows:

  •
  The prohibited owner will receive the lesser of:

  (1)
  the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the excess share trust, e.g., a gift, devise or other similar transaction, the market price of the shares on the day of the event causing the shares to be transferred to the excess share trust; and

  (2)
  the net price received by the excess share trustee from the sale of the shares held in the excess share trust.

  •
  Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary.

        Also, shares of beneficial interest held in the excess share trust will be offered for sale to us, or our designee, at a price per share equal to the lesser of:

  (1)
  the price per share in the transaction that resulted in the transfer to the excess share trust or, in the case of a devise or gift, the market price at the time of the devise or gift; and

  (2)
  the market price on the date we or our designee accept the offer.

        We will have the right to accept the offer until the excess share trustee has sold the shares held in the excess share trust. The net proceeds of the sale to us will be distributed similar to any other sale by an excess share trustee.

        Pursuant to the Internal Revenue Code of 1986, as amended, every owner of 5% or more (or any other percentage between 1/2 of 1% and 5% as provided in the rules and regulations promulgated thereunder) of all classes or series of our shares is required to give us written notice thereof within 30 days after the end of each taxable year. In addition, our declaration of trust provides that each shareholder must, upon demand, disclose to us in writing any information with respect to ownership of shares as the trustees deem reasonably necessary to comply with or determine compliance with the REIT provisions of the Internal Revenue Code of 1986, as amended or any other rules promulgated by a governmental or taxing authority.

        The restrictions described above will not preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. Our declaration of trust provides, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in this kind of transaction will be subject to all of the provisions and limitations described above.

Business Combinations

        The Maryland corporation statute contains a provision which regulates business combinations with interested shareholders. This provision applies to Maryland real estate investment trusts like us. Under the Maryland corporation statute, business combinations such as mergers, consolidations, share exchanges and the like between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the shareholder becomes an interested shareholder. Under the Maryland corporation statute the following persons are deemed to be interested shareholders:

  •
  any person who beneficially owns 10% or more of the voting power of the trust's shares; or

  •
  an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the trust.

After the five-year prohibition period has ended, a business combination between a trust and an interested shareholder must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

  •
  the affirmative vote of at least 80% of the votes entitled to be cast; and

  •
  the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of shares other than shares held by the interested shareholder with whom or with whose affiliate or associate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

        The shareholder approvals discussed above are not required if the trust's shareholders receive the minimum price set forth in the Maryland corporation statute for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

        The foregoing provisions of the Maryland corporate statute do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the interested shareholder becomes an interested shareholder. A person is not an interested shareholder under the Maryland corporation statute if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. The board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by the board. Our declaration of trust provides that we have elected not to be governed by these provisions of the Maryland corporation statute.

Control Share Acquisitions

        The Maryland corporation statute contains a provision which regulates control share acquisitions. This provision also applies to Maryland real estate investment trusts. The Maryland corporation statute provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent that the acquisition is approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquirer, by officers or by trustees who are employees of the trust. Control shares are voting shares of beneficial interest which, if aggregated with all other shares of beneficial interest previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power, would entitle the acquirer to exercise voting power (except solely by virtue of a revocable proxy) in electing trustees within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        An acquirer must obtain the necessary shareholder approval each time he acquires control shares in an amount sufficient to cross one of the thresholds noted above.

        Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. The Maryland corporation statute provides a list of exceptions from the definition of control share acquisition.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of the conditions set forth in the Maryland corporation statute, including an undertaking to pay expenses, may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days after demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the matter at any shareholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland corporation statute, then the trust may redeem any or all of the control shares for fair value determined as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of those shares are considered and not approved. The right of the trust to redeem any or all of the control shares is subject to conditions and limitations listed in the Maryland corporation statute. The trust may not redeem shares for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

        The control share acquisition statute of the Maryland corporation statute does not apply to the following:

  •
  shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

  •
  acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

        Our declaration of trust provides that we have elected not to be governed by these provisions of the Maryland corporation statute.

Rights Plan

        In May 1997, our trustees adopted a shareholders' rights plan which provides for the distribution of one junior participating preferred share purchase right for each common share. Each right entitles the holder to buy 1/100th of a junior participating preferred share (or in certain circumstances, to receive cash, property, common shares or our other securities) at an exercise price of $100 per 1/100th of a junior participating preferred share. The powers, preferences and rights and certain qualifications, limitations and restrictions of the junior participating preferred shares are summarized above under "Description of Common Shares—Preferred Shares—Junior Participating Preferred Shares."

        Initially, the rights are attached to common shares. The rights will separate from the common shares upon a rights distribution date which is the earlier of (1) 10 business days following a public announcement by us that a person or group of persons has acquired, or has obtained the right to acquire, beneficial ownership of 10% or more of the outstanding common shares or (2) 10 business days following the commencement of a tender offer or exchange offer that would result in a person acquiring beneficial ownership of 10% or more of the outstanding common shares. In each instance the trustees may determine that the distribution date will be a date later than 10 days following the triggering event.

        Until they become exercisable the rights will be evidenced by the certificates for common shares and will be transferred with and only with such common share certificates. The surrender for transfer of any certificates for common shares outstanding will also constitute the transfer of the rights associated with the common shares represented by such certificates.

        The rights are not exercisable until a rights distribution date and will expire at the close of business on April 30, 2007, unless earlier redeemed or exchanged by us as described below. Until a right is exercised, the holder thereof, as such, has no rights as a shareholder of the trust, including, without limitation, the right to vote or to receive dividends.

        Upon the occurrence of a "flip-in event", each holder of a right will have the ability to exercise it for a number of common shares (or, in certain circumstances, other property) having a current market price equal to two times the exercise price of the right. Notwithstanding the foregoing, following the occurrence of a "flip-in event", all rights that are, or were held by beneficial owners of 10% or more of our common shares will be void in several circumstances described in the rights agreement. Rights will not be exercisable following the occurrence of any "flip-in event" until the rights are no longer redeemable by us as set forth below. A "flip-in event" occurs when a person or group of persons acquires more than 10% of the beneficial ownership of the outstanding common shares pursuant to any transaction other than a tender or exchange offer for all outstanding common shares on terms which a majority of our outside trustees determine to be fair to and otherwise in the best interests of us and our shareholders.

        A "flip-over event" occurs when, at any time on or after the announcement of a share acquisition which will result in a person becoming the beneficial owner of more than 10% of our outstanding common shares, we take part in a merger or other business combination transaction (other than certain mergers that follow a fair offer) in which the trust is not the surviving entity or the common shares are changed or exchanged or 50% or more of our assets or earning power is sold or transferred. Upon the occurrence of a "flip-over event" each holder of a right (except rights which previously have been voided, as set forth above) will have the option to exchange their right for a number of shares of common stock of the acquiring company having a current market price equal to two times the exercise price of the right.

        The purchase price and the number of junior participating preferred shares issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. We will make a cash payment in lieu of any fractional shares resulting from the exercise of any right. We have 10 days from the date of an announcement of a share acquisition which will result in a person becoming the beneficial owner of more than 10% of our outstanding common shares to redeem the rights in whole, but not in part, at a price of $.01 per right, payable, at our option in cash, common shares or other consideration as the trustees may determine. Immediately upon the effectiveness of the action of the trustees ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

        The terms of the rights, other than key financial terms and the date on which the rights expire, may be amended by the trustees prior to the distribution date. After the distribution date, the provisions of the rights agreement may be amended by the trustees only in order to:

  •
  cure ambiguities or defects;

  •
  make changes which do not adversely affect the interests of holders of rights (other than the rights of a person that has obtained beneficial ownership of more than 10% of our outstanding shares); or

  •
  to shorten or lengthen any time period under the rights agreement.

        However, no amendment to lengthen the time period governing redemption is permitted to be made at such time as the rights are not redeemable.

Amendment to our Declaration of Trust, Dissolution and Mergers

        Under the Maryland REIT Law, a real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless these actions are approved by at least two-thirds of all shares entitled to be cast on the matter. The Maryland REIT Law allows a trust's declaration of trust to set a lower percentage, so long as the percentage is not less than a majority. Our declaration of trust provides for approval of an amendment (except amendments to certain provisions of the declaration of trust) by a majority of shares entitled to vote on these actions provided the amendment in question has been approved by a two-thirds vote of our board of trustees. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our declaration of trust permits this type of action by our board of trustees. Our declaration of trust also permits our board of trustees to effect changes in our unissued shares, as described more fully above. As permitted by the Maryland REIT Law, our declaration of trust provides that a majority of our entire board of trustees, without action by the shareholders, may amend our declaration of trust to change the name or other designation or the par value of any class or series of our preferred shares and the aggregate par value of our preferred shares.

Anti-Takeover Effect of Maryland Law and of our Declaration of Trust and Bylaws

        The following provisions in our declaration of trust and bylaws and in Maryland law could delay or prevent a change in our control:

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  the limitation on ownership and acquisition of more than 9.8% of our shares;

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  the classification of our board of trustees into classes and the election of each class for three-year staggered terms;

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  the requirement of a two-thirds majority vote of shareholders for removal of our trustees;

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  the facts that the number of our trustees may be fixed only by vote of our board of trustees, that a vacancy on our board of trustees may be filled only by the affirmative vote of a majority of our remaining trustees and that our shareholders are not entitled to act without a meeting;

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  the provision that only our board of trustees may call meetings of shareholders;

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  the advance notice requirements for shareholder nominations for trustees and other proposals; and

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  the ability of our board of trustees to authorize and issue additional shares, including additional classes of shares with rights defined at the time of issuance, without shareholder approval.

PLAN OF DISTRIBUTION

        We will not receive any proceeds from the sale of the offered shares. Depending upon HRPT's continuing review of its investments and various other facts, HRPT may, subject to any applicable securities laws, sell all or any part of the shares. Although HRPT has informed us that it has formed no definitive intent to sell our shares that it owns, we have filed the registration statement of which this prospectus forms a part because HRPT expects that it may dispose of the shares offered hereby from time to time by any one or more of the following methods:

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  to underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time);

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  through brokers or dealers, acting as principal or agent, in transactions (which may involve crosses and block transactions) in the over-the-counter market, in special offerings, in transactions in which brokers or dealers solicit purchasers, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;

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  through banks, brokers or dealers as collateral for obligations of the selling shareholder;

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  through banks, brokers or others, or directly as the securities used to settle rights of conversion, exchange or similar rights conveyed by HRPT to its security holders or other contract counterparties;

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  directly or through brokers, dealers or agents in private sales at negotiated prices;

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  through a combination of any such methods of sale; or

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  by any other legally available means.

        HRPT, at the direction of a pledgee of the offered shares or otherwise, or any such pledgee, may sell the shares from time to time to purchasers directly in private sales. Alternatively, HRPT, at the direction of a pledgee of the offered shares or otherwise, or any such pledgee, may from time to time offer the shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the HRPT and/or the purchasers of offered shares for whom they may act as agent. Instead of selling the shares offered by this prospectus, HRPT may pledge, give or distribute the offered shares by other means not described in this prospectus.

        If indicated in an applicable prospectus supplement, HRPT may authorize dealers acting as agents to solicit offers by certain institutions to purchase securities from HRPT at the public offering price or prices identified in the prospectus supplement under delayed delivery contracts providing for payment and delivery on the date or dates specified in the prospectus supplement.

        HRPT and any underwriters, dealers or agents who participate in the distribution of the offered shares may be deemed to be underwriters, and any profits on the sale of the offered shares by them and any discounts, commissions or concessions received by any underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

        To the extent HRPT may be deemed to be an underwriter, HRPT may be subject to certain statutory liabilities of the Securities Act, including but not limited to, Sections 11, 12 and 17 of that Act and Rule 10b-5 under the Securities Exchange Act. At any time HRPT or an underwriter makes a particular offer of the shares under this prospectus, if required, HRPT or underwriter will distribute a prospectus supplement that will identify the aggregate amount of the shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from HRPT and any discounts, commissions or concessions allowed or reallowed or paid to dealers. We will file the prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part with the SEC to reflect the disclosure of additional information with respect to the distribution of the offered shares.

        The shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The shares may be sold in transactions in which this prospectus is delivered or, if HRPT is not an underwriter and is an affiliate of us, in which this prospectus is not delivered. HRPT will determine those prices, or those prices will be determined by agreement between HRPT and underwriters or dealers.

        HRPT and any other person participating in a distribution may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-3, 10b-6 or 10b-7, which provisions may limit the timing of purchases and sales of any of the shares by HRPT and any other such person. Furthermore, under Rule 10b-6 under the Exchange Act to the extent applicable, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with respect to the particular shares being distributed for a period of nine business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the offered shares and the ability of any person or entity to engage in market making activities with respect to the offered shares.

        HRPT will pay all fees and expenses incident to the registration of the shares offered hereby.

VALIDITY OF THE OFFERED SHARES

        Venable LLP, Baltimore, Maryland, will pass upon the validity of the offered shares for us. Venable LLP also serves as special Maryland counsel to HRPT and SNH.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated herein by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Our consolidated financial statements for the two years in the period ended December 31, 2001, incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein and therein in reliance upon the authority of said firm as experts in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. This prospectus is part of a registration statement and does not contain all of the information set forth in the registration statement. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at http://www.sec.gov.

        Our common shares are traded on New York Stock Exchange, or NYSE, under the symbol "HPT" and you can review similar information concerning us at the office of the NYSE at 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this prospectus.

        We incorporate by reference the documents listed below and any filings made after the date of this prospectus with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, until the offering of the securities made by this prospectus is completed or terminated:

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

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  Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003 and June 30, 2003;

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  our Current Reports on Form 8-K dated January 16, 2003, April 2, 2003, April 28, 2003, May 12, 2003, July 1, 2003, August 29, 2003, September 4, 2003 and October 10, 2003;

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  the description of our junior participating preferred shares contained in our registration statement on Form 8-A dated May 30, 1997; and

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  the description of our common shares contained in our registration statement on Form 8-A dated August 14, 1995.

        We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those which we specifically incorporate by reference in this prospectus. You may obtain this information at no cost by writing or telephoning us at: 400 Centre Street, Newton, Massachusetts, 02458, (617) 964-8389, Attention: Investor Relations or by visiting our website at www.hptreit.com.

STATEMENT CONCERNING LIMITED LIABILITY

        ARTICLES OF AMENDMENT AND RESTATEMENT ESTABLISHING HOSPITALITY PROPERTIES TRUST, DATED MAY 12, 1995, TOGETHER WITH ALL AMENDMENTS AND SUPPLEMENTS THERETO, AS DULY FILED IN THE OFFICE OF THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT THE NAME "HOSPITALITY PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION OF TRUST AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF HOSPITALITY PROPERTIES TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY FOR ANY OBLIGATION OF, OR CLAIM AGAINST, HOSPITALITY PROPERTIES TRUST. ALL PERSONS DEALING WITH HOSPITALITY PROPERTIES TRUST, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF HOSPITALITY PROPERTIES TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

4,000,000 Shares

Hospitality Properties Trust

Common Shares of Beneficial Interest

PROSPECTUS  SUPPLEMENT

Merrill Lynch & Co.

RBC Capital Markets

March 21, 2006